UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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(Rule 14a-101)
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CSX Corporation
(Name of Registrant as Specified In Its Charter)

MANTLE RIDGE LP
MR ARGENT ADVISOR LLC
MANTLE RIDGE GP LLC
 MR ARGENT FUND CE LP
MR ARGENT GP LLC
MR ARGENT OFFSHORE AB LTD.
 MR ARGENT OFFSHORE BB LTD.
 MR ARGENT OFFSHORE CB 01 LTD.
 MR ARGENT OFFSHORE CB 02 LTD.
 MR ARGENT OFFSHORE CB 03 LTD.
 MR ARGENT OFFSHORE CB 04 LTD.
 MR ARGENT OFFSHORE CB 05 LTD.
 MR ARGENT OFFSHORE CB 07 LTD.
MR S AND P INDEX ANNUAL REPORTS LLC
PAUL C. HILAL
E. HUNTER HARRISON

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On February 16, 2017,  Mantle Ridge LP issued the following press release:

MANTLE RIDGE SENDS LETTER TO CSX BOARD

New York – February 16, 2017 – Mantle Ridge LP (“Mantle Ridge”), an investment firm that owns approximately 4.9% of the outstanding common shares of CSX Corp. (NASDAQ: CSX) (the “Company”), today sent the following letter to the CSX Board of Directors.

February 16, 2017

Edward J. Kelly, III
Presiding Director
CSX Corporation
500 Water Street, 15th Floor
Jacksonville, FL 32202

Dear Ned:

I read with interest your press release announcing a special meeting to poll shareholders on their views about our proposals.

Hunter and I are committed exclusively to finding ways to maximize shareholder value here.  We know that the Board shares this objective.

Because every day’s delay in beginning to implement Precision Scheduled Railroading (PSR) under conditions that enable its success costs the Company dearly, it is in the shareholders’ best interest that we promptly resolve this through negotiation rather than wait months.  Continuing the exploration for common ground makes sense.  As I have said in my earliest communications with you, and in each correspondence since, I am convinced there is ample room for agreement.  We have been standing by since last week for constructive counterproposals and we are ready to discuss them as they arrive.

Early on in this process, I explained that we were looking to you to help us shape a solution that the Board would embrace, and that would best advance the shareholders’ objective of a swift and certain transformation.  I made that clear in my January 24th letter to the Board.  The relevant passage is below:

“You Are Necessarily the Leader of this Process

For a variety of reasons, you are uniquely positioned to lead: you know the Company, the people, and the dynamics at the Board and in the executive ranks; you have had dealings with me, and you know Hunter by reputation; you have engineered countless deals; and you have been through a somewhat similar (but the differences are greater than the similarities) experience in the past.  We seek your guidance in supporting your leadership.”

We remain hopeful, Ned, that you and we can together craft a solution that works for all.  If so the shareholder wins big.

In the spirit of continuing to engage with you pending the special meeting, I thought it would be useful for me to give you some high-level input on what you said in the press release, to discuss process, and a proposed path forward.

Governance

The press release suggests that Mantle Ridge is looking for “substantial board representation.”  In fact, we are requesting only a single Mantle Ridge representative on the Board (me).  Neither Hunter nor the other Board slots we discussed represents Mantle Ridge in any way.

The press release goes on to say that Mantle Ridge wants to designate six directors and suggests that granting our ask would grant us effective control.  In fact, you and I were engaged in a process to identify high quality independent people that the Board and Mantle Ridge could embrace.  As part of that process, I gave you a list (including lengthy bios) of 11 exceptional individuals with broad and relevant experience.  None of them has any relationship with me outside of my efforts to recharge the CSX Board.  Each one is entirely independent of me and is committed to acting in the best interests of all of the shareholders.  Each one would make a superb board member.

You indicated to me that you were impressed with the list.  You agreed that the Board would not consider any of the people on the list surrogates of mine, or anything but truly independent and qualified.  I offered to arrange for you and the governance committee to meet any or all of the candidates.  You assured me that there was no need to do that, since you were confident that together we could settle on people from that list once we settled on the other issues.

Why are we asking that new directors be added?  As we’ve discussed, Precision Scheduled Railroading requires dramatic operational and cultural change.  Change like that starts at the top, with significant new blood on the Board not wed to the old ways or legacy decisions and with no ties to any previous strategy or any one.  The messaging to all concerned constituencies that the external change agent – Hunter – is coming in with very substantial support empowers Hunter. Conversely, without enormous board support, the outcome and rate of the transformation will be at risk.  As Hunter said in our own press release, “if we create the right conditions for success, we have the best chances for success.”

When I mentioned “conditions for success,” you asked what that means.  I explained to you and the rest of the Board that the conditions at CP were ideal (from early on during the transformation, new independent directors comprised a majority of the board).  But I also said I think that something less than that would be workable at CSX and that I was open to exploring any proposals that you suggested could work.  More generally, I have said repeatedly, that my view of how well a proposed governance deal will affect Hunter’s ability to succeed is based on an assessment of roll-offs, additions, and board roles/committees.  No one of these dimensions can be considered on its own.  They are a package.  It is a balancing act.  And different packages and permutations can work.  The question before us is which package or permutation is acceptable to the Board, and sufficiently empowers Hunter to deliver for the shareholders.

I must confess, however, I was made somewhat cautious during this process.  The Board’s letter to Hunter proposed that he be hired for only two years, not the four we explained was necessary. This raised concerns relating to the Board’s commitment to the transformation.  That lack of commitment could create material risk to the timely and successful implementation of PSR.  Having lived this, I cannot overemphasize the risk this brings to our delivering to shareholders the swift and certain transformation they want and expect.

With that in mind, I told you that the addition of three independent directors the Board offered was better than its initial offer of two.  I suggested you take four back for consideration.

I also made clear that I was open to different approaches concerning how quickly the Board size comes down.  I note that Tuesday’s press release could be read to say we were looking for the Board to drop down to 12 after John Breaux ages out in 2018.  I never made that ask, and in fact I had just assumed that the reconstituted Board would find a replacement when he chooses to step down.  I said that I considered Mr. Breaux a valuable member of the Board and explicitly said more than once that a retirement age cap should not get in the way of his continuing to serve for many years if that was his preference.  I continue to hope he stays for a while.

Similarly, when we discussed committee composition and leadership, I gave you my thoughts but made clear that when the time comes we would sit down and agree on a list. I said that it made sense for the new directors to occupy a minority of the committee chairs.  I explained that the committees that were most important for the transformation to succeed were Governance and Compensation and that it made sense that two of the independents occupy those.

For avoidance of doubt, Mantle Ridge has been seeking to add to the Board only one representative, plus Hunter, plus independent people.  The sole prism through which we should evaluate the number of new directors that should be added to the Board is the best interests of the Company.  That the board restructuring we are discussing comes in connection with an activist whose holdings are 5% of the Company, or 1%, or 15% is irrelevant.  The size and nature of the restructuring should be solely a function of the shareholders’ best interests, which I think you agree requires installing Hunter and creating the conditions for him to succeed.  No other consideration – the size of the proposing shareholder or otherwise – should be a factor.  Mantle Ridge is in no way seeking or gaining control, and remains open to discussions about the details.  This is not a “battle for control”.

Compensation

The press release suggests that Hunter is asking for a $300 million compensation package.  In our view, that’s a major mischaracterization.  Regrettably, it has confused the shareholders.

Hunter’s compensation package adds up to approximately $32 million per year for four years, of which approximately $20 million per year is explicitly performance based and should therefore be discounted in the customary and substantial way performance based grants normally get discounted for compensation and accounting  purposes.

In addition to Hunter’s compensation package, there is a one-time cost of extraction from CP (i.e., the value Hunter forfeited in order to free him up from his two-year non-compete and allow him to work at CSX), which should not be viewed as compensation.  That cost is $84 million plus a gross up of somewhere between $0 and $23 million (depending on Hunter’s tax position).  Importantly, as you know, in no way does Mantle Ridge receive any economic gain from this arrangement. As a matter of fact, Mantle Ridge’s investors assumed this liability to effect the release of Mr. Harrison from his non-compete and make him available to solve CSX’s succession problem.  This just covers that cost.

Aside from our different ways of characterizing the one-time cost of extraction, the main difference between our number and yours is the value of the option grant.  The $160 million referenced in the Company’s press release confuses the matter.  That figure does not fairly represent the economic cost of this package to the Company, or its value to Hunter.  And it should not be the basis for evaluating the package.

As you and I discussed, in our view the proper way to think about that value is to view it against the unaffected stock price of $36.88 rather than today’s “Hunter rally” price.  The market has already baked in anticipated strong execution by Hunter worth $10 per share and, since his strike price will be based on the inflated date-of-grant price, Hunter will receive no in-the-money value for that first $10 per share of his value creation.  For this reason, we believe the economically correct view is that he was granted an option that is $10 per share out of the money on the day of grant.  Viewed that way, the Black-Scholes value of the grant is only $78 million, and half of that grant is performance based (based on goals that no other CEO in this industry has reached) and as such should be accounted for at a large discount.  It only has meaningful value if Hunter knocks the cover off the ball, in which case the magnitude of the package would be de minimis relative to the value he uniquely could create.  And it would certainly be deserved.

This is the correct characterization of the economic cost of the package to shareholders and the economic value to Hunter.  We had discussed this verbally a couple of times and you seemed to follow the analysis and accept the conclusion.

Importantly, because under the proposal Hunter’s options are so far out of the money relative to the pre-Hunter price, it is important that we never lose sight of the fact that his package is worth very little unless he performs spectacularly.

As with the governance proposal, we are looking for your guidance in shaping a deal that works for all.

Process

Ned, a lot of the points you raised in the press release could easily have been addressed through continued back and forth, but the back and forth stopped.  Hunter and I (and our counsel) repeatedly asked for a counter on the compensation and governance terms, but we never received one.  Instead, we have a special meeting that will distract current management and – more importantly – will delay roll out of PSR and disrupt the Company’s operations.  When you compare this cost with the cost of the questions at issue, it becomes clear that the Board should redouble its effort to get a settlement.  Again, you are clearly the best party to get us there, and we continue to look to you for guidance on proposals that would work.

With that in mind, as you and I gear up for the special meeting, I remain open to engaging constructively with you in a way that could bring this to a more rapid and satisfactory close for the shareholders.

Proposal

Over the last 24 hours, I have spoken to many shareholders of the Company.  Without exception, they share our eagerness to get Hunter into the seat as quickly as possible under conditions for success that would enable him replicate the CP transformation.  They agree that the cost to the Company of delaying this outcome until a Special Meeting gets scheduled in April, or possibly later, is dear.  None of us wants to wait.

I would ask the Board to consider the clarification of the underlying economics of Hunter’s compensation package we provide above and to reconsider whether they can consider accepting it, or at least providing a counter proposal.

Concerning the governance proposal, this is a soft and tricky exercise in judgment that balances additions, roll-offs, and roles/committees.  If the Board can commit to a process that promptly gets us to a four-year deal with Hunter, that will in my mind be a sufficient gesture of commitment that we can go forward with the addition of me and Hunter and three of the independent directors (rather than the four in our last proposal), with continued discussion concerning roll-offs, committee composition, and roles.

Ned, we have come a long way.  We are close.  We owe it to the shareholders to get a deal done promptly.  Let’s do it.  If you are willing, we are glad to meet in person and hammer this out this weekend, hopefully delivering good news to the shareholders early next week.

As before, I've taken the liberty of copying the other members of the Board as well as Ms. Fitzsimmons.   Ms. Fitzsimmons, please pass on copies of this letter to every other Board member.

Very truly yours,
/s/ Paul Hilal
Paul Hilal
CEO
Mantle Ridge LP

Cc:   Donna M. Alvarado
John B. Breaux
Pamela L. Carter
Steven T. Halverson
Edward J. Kelly, III
John D. McPherson
David M. Moffett
Timothy T. O'Toole
David M. Ratcliffe
Donald J. Shepard
Michael J. Ward
J. Steven Whisler
Ellen Fitzsimmons, Corporate Secretary

About Mantle Ridge LP
Mantle Ridge is a private investment firm founded by Paul Hilal. Mantle Ridge seeks to help create enduring value, and believes that constructive and cooperative engagement between boards, management teams, and engaged shareholders is the best means to achieving that goal.

Mantle Ridge’s approach is informed by extensive research and a depth of experience in value investing, activist engagements, corporate governance, and business operations, in the context of diverse sector expertise.  For more information, go to www.mantleridge.com.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”), regarding, among other things, Mantle Ridge’s plans to distribute a definitive proxy statement, as well as the benefits of Precision Scheduled Railroading (and the cost of delaying its implementation). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof.  Mantle Ridge undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Mantle Ridge LP (“Mantle Ridge”) and certain of its affiliates intend to file with the Securities and Exchange Commission (the “SEC”) a proxy statement and accompanying proxy card to be used to solicit proxies in connection with the upcoming special meeting of shareholders (the “Special Meeting”) of CSX Corporation (the “Company”) announced on February 14, 2017 and the election of a slate of director nominees at the 2017 annual shareholders meeting of the Company (the “Annual Meeting”).  The participants in the solicitation are anticipated to include MR Argent Offshore AB Ltd., MR Argent Offshore BB Ltd., MR Argent Offshore CB 01 Ltd., MR Argent Offshore CB 02 Ltd., MR Argent Offshore CB 03 Ltd., MR Argent Offshore CB 04 Ltd., MR Argent Offshore CB 05 Ltd., MR Argent Offshore CB 07 Ltd. (collectively, the “MR Funds”), MR Argent Fund CE LP, MR Argent Advisor LLC (the “Advisor”), Mantle Ridge GP LLC, Mantle Ridge LP, MR Argent GP LLC, MR S and P Index Annual Reports LLC (“Shareholder”), Mr. Hilal (collectively with the MR Funds, MR Argent Fund CE LP, the Advisor, Mantle Ridge GP LLC, Mantle Ridge LP, MR Argent GP LLC and Shareholder, the “Mantle Ridge Parties”) and E. Hunter Harrison.

MANTLE RIDGE STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE DEFINITIVE PROXY STATEMENTS AND OTHER DOCUMENTATION RELATED TO THE SOLICITATION OF PROXIES BY MANTLE RIDGE AND ITS AFFILIATES FROM SHAREHOLDERS OF THE COMPANY FOR USE AT THE SPECIAL MEETING AND ANNUAL MEETING WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. SUCH DEFINITIVE PROXY STATEMENTS, OTHER PROXY MATERIALS AND ANY OTHER RELEVANT DOCUMENTATION WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, MANTLE RIDGE WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT AND OTHER MATERIALS WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO D.F. KING & CO., INC., 48 WALL STREET, 22ND FLOOR, NEW YORK, NEW YORK 10005 (CALL COLLECT: (212) 269-5550) OR EMAIL: INFO@DFKING.COM.

As of the date hereof, the Mantle Ridge Parties beneficially own (within the meaning of Rule 13d-3 under the Exchange Act) an aggregate of approximately 44,352,597 shares of common stock, $1.00 par value, of the Company (the “Shares”). Of those approximately 44,352,597 Shares, MR S AND P Index Annual Reports LLC owns approximately 6 Shares in record name.  As of the date hereof, MR Argent Fund CE LP possesses economic exposure to an aggregate of 570,600 Shares due to certain cash-settled total return swap agreements.  MR Argent Fund CE LP also holds American-style call options to purchase cash-settled total return swaps referencing an aggregate of 105,232 Shares.

Mantle Ridge LP, as the sole member of the Advisor, which is in turn the advisor to the MR Funds, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the approximately 44,352,590 Shares held for the accounts of the MR Funds and the approximately 6 Shares directly owned by Shareholder and, therefore, may be deemed to be the beneficial owner of such Shares.  MR Argent Advisor LLC, as the advisor to, and holder of 100% of the noneconomic voting interests in, the MR Funds, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the approximately 44,352,590 Shares held for the accounts of the MR Funds and, therefore, may be deemed to be the beneficial owner of such Shares.  By virtue of his position as the managing member of Mantle Ridge GP LLC, the general partner of Mantle Ridge LP, which is in turn the sole member of both Shareholder and MR Argent Advisor LLC, the advisor to the MR Funds, Mr. Hilal may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) of the approximately 44,352,590 Shares held for the accounts of the MR Funds and the approximately 6 Shares directly owned by Shareholder and, therefore, may be deemed to be the beneficial owner of such Shares.

Contacts:

For U.S. Media Gasthalter & Co.: Jonathan Gasthalter/Nathaniel Garnick/Amanda Klein (212) 257-4170 For Canadian Media Longview Communications: Joel Shaffer/Boyd Erman (416) 649-8006 / (416) 649-8007	For Investors: Edward McCarthy D.F. King & Co., Inc. (212) 269-5550